MONEYGRAM PAYMENT SYSTEMS, INC.
                            EXECUTIVE RETENTION PLAN

                                    ARTICLE I

                             BACKGROUND AND PURPOSE

            1.1 Purpose. The purpose of the MoneyGram Payment Systems, Inc. ("MoneyGram" or the "Company") Executive Retention Plan (the "Plan") is to facilitate the exercise of its executives' best judgment and improve the recruitment and retention of executives by MoneyGram.

            1.2 Effective Date. The effective date of this Plan shall be May 13, 1997.

            1.3 Plan Name. This Plan shall be known as the MoneyGram Executive Retention Plan and shall include the following provisions.

                                   ARTICLE II

                                   DEFINITIONS

            As used herein, the following terms shall have the meanings set forth in this Article II, unless a different meaning is plainly required by the context.

            2.1 Board. The term "Board" means the Board of Directors of
MoneyGram.

            2.2 Cause. The term "Cause" shall mean the willful and continued failure to substantially perform the duties with the Company (other than a failure resulting from the Employee's Disability), the willful engaging in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, commission of a felony, or a significant violation of any statutory or common law duty of loyalty to the Company.

            2.3 Change in Control. The term "Change in Control" shall mean

                  (a) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of
                        Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 40% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined
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                        voting power of the then outstanding securities of the
                        Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company,
                        (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.3;

                  (b) individuals who, as of the date hereof constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to such date whose election or nomination for election by the Company's stockholders was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

                  (c) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a


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                        corporation which as a result of such transaction owns
                        the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 40% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

                  (d) consummation by the Company of a plan of complete liquidation or dissolution of the Company.

            2.4 Company. The term "Company" refers to MoneyGram or any successor thereto.

            2.5 Employee. The term "Employee" means (i) a person employed by the Company as the Chief Executive Officer ("CEO") and listed on Exhibit "A," (ii) any person listed in Exhibit "A" to this Plan who reports directly to the CEO or any person who subsequent to the date hereof reports directly to the CEO or
(iii) any other person designated by the CEO and listed on Exhibit "A." When an Employee is listed on Exhibit "A," Employee and Company shall execute an Acceptance Agreement in the form of Exhibit "B" hereto. No person shall be considered an Employee by reason of service to the Company solely as a member of the Board of Directors or during a period of service as a consultant.

            2.6 Good Reason. An Employee shall have "good reason" to terminate employment with the Company when on or within twelve (12) months after the effective date of the Change in Control: (a) the Employee's duties, responsibilities or authority are materially reduced or diminished without the Employee's consent, (b) the Employee's compensation or benefits are reduced by an amount greater than five (5) percent from the compensation and


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

benefits which exist for the Employee on the effective date of the Change in Control, (c) the Company reduces the potential earnings of the Employee under any performance-based bonus or incentive plan of the Company in effect immediately prior to the effective date of a Change in Control which is disproportionate as compared to other executives employed by the Company or any newly-created organization of which the Company may become a part, or (d) the Company requires the Employee's principal place of employment to be greater than 50 miles from Employee's principal place of employment on the date of the Change in Control.

            2.7 Involuntary Termination. The term "Involuntary Termination" refers to termination of employment by determination of the Company as opposed to termination of employment by determination of the Employee.

            2.8 Salary. The term "Salary" means an Employee's regular, fixed rate of salary or wages for the twelve (12) month period immediately preceding the date Employee becomes eligible for a Benefit Allowance, plus all bonuses (annualized in the event that Employee is employed by the Company for less than twelve (12) months during such period). For purposes of determining Salary, an Employee's bonus shall be an amount equal to the greater of (i) his or her bonus for the Company's fiscal year preceding the date the Employee becomes eligible for a Benefit Allowance or (ii) the target bonus for the Employee as included in the list maintained by the human resources department for the Company's fiscal year in which the Employee becomes eligible for a Benefit Allowance.

            2.9 Benefit Allowance. The term "Benefit Allowance" means the benefit payable under this Plan, calculated in accordance with Article IV hereof. Notwithstanding anything in the Plan, Exhibit "A," or in the Acceptance Agreement, in the event the Benefit Allowance payable to an Employee constitutes an excess parachute payment as that term is defined by Section 280G of the Internal Revenue Code of 1986, the Benefit Allowance payable to such Employee shall be reduced to the maximum amount that would result in such Benefit Allowance no longer being an excess parachute payment.

                                   ARTICLE III

                            ELIGIBILITY FOR ALLOWANCE

            3.1 Eligibility for Benefit Allowance. Except as provided below, the executive employees listed in the eligibility list attached hereto as Exhibit "A" shall be eligible for a Benefit Allowance from the Plan, after execution of an appropriate release and covenant not to compete, under the following circumstances:

                  (a) the Employee experiences an Involuntary Termination other than for Cause on or within twelve (12) months after the effective date of a Change in Control; or


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

                  (b) the Employee terminates his/her employment with the Company for Good Reason on or within twelve (12) months after the effective date of a Change in Control.

            3.2 Ineligibility for Benefit Allowance. An Employee shall be ineligible for a Benefit Allowance from the Plan if:

                  (a) the Employee terminates his/her employment with the Company without Good Reason;

                  (b) the Employee experiences an Involuntary Termination for Cause;

                  (c) the Employee has an employment contract or other arrangement with the Company which provides for severance or similar benefits, unless the Employee relinquishes, in a mutually agreeable writing, any rights to severance or similar benefits under an employment contract or other arrangement in exchange for the Benefit Allowance under this Plan; and/or

                  (d) the Employee does not execute an appropriate release and covenant not to sue and covenant not to compete in connection with his/her termination of employment.

            3.3 Release and Covenant Not To Compete. Notwithstanding anything in this Plan to the contrary, no Benefit Allowance shall be due or paid under this Plan to any Employee unless he or she executes a covenant not to sue and release and a covenant not to compete, both in form and substance satisfactory to the Company, in its sole discretion. The written release shall waive any and all claims against the Company and all related parties including, but not limited to, claims arising out of the Employee's employment by the Company, his or her termination of employment and claims relating to the Benefit Allowance under this Plan. The covenant not to compete shall provide that the Employee cannot be employed by or consult with or on behalf of Western Union or any other money transfer provider that competes with the Company or (unless permitted by the Company) any division or unit of a company that provides products or services that directly compete with those offered by the Company, for the period during which the Employee's Benefit Allowance is payable by the Company.


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

                                   ARTICLE IV

                          AMOUNT OF SEVERANCE ALLOWANCE

            4.1 Amount of Benefit Allowance. An Employee who satisfies the provisions of Article III hereof shall (a) receive a Benefit Allowance equal to the amount indicated on Exhibit "A" and (b) be provided with medical, health, life, and/or disability insurance benefits. Such insurance benefits shall (i) be no worse than those provided to Employee by Company any time within the twelve
(12) months preceding the date the Employee becomes eligible for a Benefit Allowance and (ii) shall terminate on the earlier of the first day of the month following (A) Employee's final Benefit Allowance payment, or (B) the date that Employee becomes a full-time employee of another employer. Employee must notify Company, in writing, within five (5) business days of his or her beginning employment with another employer.

            4.2 Timing. The Benefit Allowance under this Plan shall be paid in accordance with the Company's normal payroll policy over the following periods of time:

                  Chief Executive Officer                  24 months
                  Persons Who Report Directly
                   to the Chief Executive Officer
                   listed on Exhibit "A"                   24 months
                  Other Persons Designated by the
                   Chief Executive Officer
                   listed on Exhibit "A"                   12 months

            4.3 Effect on Other Benefits. There shall not be drawn from the provision of benefits under this Plan any implication of the continued right to accrual of retirement plan benefits, nor shall the Employee accrue vacation days, paid holidays, paid sick leave or any other fringe or regular benefits normally associated with employment by the Company for any part of the period during which benefits are payable under this Plan, unless otherwise specifically provided in writing by the Company. The fact that any such benefits are specifically provided in writing by the Company shall not be construed to confer any right to an additional Benefit Allowance under this Plan. If the Employee is paid all or part of a Benefit Allowance under this Plan, the Employee shall not be entitled to any benefits under the Company's Severance Pay Plan for Senior Management.


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

                                    ARTICLE V

                               GENERAL PROVISIONS

            5.1 Plan Administration. The Company shall be the Plan's Named Fiduciary and Administrator and shall have complete discretion with respect to the administration, operation and interpretation of the Plan. The Company may consult with an attorney, accountant, actuary or other experts and rely upon their opinions as it deems necessary and proper. Any decisions, actions or interpretations to be made under the Plan by the Company shall be made in its sole discretion and need not be uniformly applied to similarly situated individuals. The determination or action of the Company with respect to any questions arising out of or in connection with the administration, operation and interpretation of the Plan shall be conclusive and binding upon all persons having an interest in the Plan.

            5.2 Funding of the Plan. All amounts required to be paid under the Plan shall be provided out of the general assets of the Company. The Company may, in its sole discretion, establish any funding or accounting mechanism permitted by law. No terminated Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to make payments under the Plan.

            5.3 Right to Amend. The Company reserves the right to modify, alter, amend, or terminate the Plan at any time and to any extent that it may deem advisable. Each such change shall be set forth in a written instrument which shall be approved by the Board.

            5.4 Benefit Claims Procedures. In the event a claim by a terminated Employee relating to the amount of any distribution or its method of payment is denied, such person will be given written notice by the Company of such denial, which notice will set forth the reason for the denial. The terminated Employee may, within 60 days after receiving the notice, request a review of such denial by filing a notice in writing with the Company. The Company, in its discretion, may request a meeting with the terminated Employee to clarify any matters it deems pertinent. The Company will render a written decision within 60 days after receipt of such request stating the reasons for its decision. If the Company is unable to respond within 60 days, an additional 60 days may be taken by the Company to respond. The terminated Employee will be notified if this additional time is necessary by the end of the initial 60-day period. All interpretations, determinations and decisions by the Company in respect of any claim hereunder shall be final, conclusive and binding upon all persons claiming an interest in the Plan.

            5.5 Non-alienation of Benefit Allowance. None of the payments, benefits or rights of any Employee shall be subject to any claims of any creditor and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustees' process or any other legal or equitable process available to any creditor of such Employee. No Employee shall have the right to alienate, commute, pledge, encumber or assign any of the benefits or payouts which the Employee may expect or receive, contingently or other-wise, under the Plan.

            5.6 No Right to Employment. Nothing herein shall be deemed to give any Employee the right to be retained in the service of the Company or to interfere with the rights of the Company to discharge any Employee at any time and for any reason and to treat him without regard to the effect which such treatment might have upon him under the Plan.

            5.7 Payment Due Persons Under Disability. If the Company determines that any person to whom a payment is due hereunder is unable to care for his affairs by reasons of physical or mental incapacity, the Company shall have the power to direct that any benefit payment due or becoming due to such person, unless claim shall have been made therefore by a duly appointed legal representative, be paid to his/her spouse, mother, father, child or children, or other blood relative, or to a person with whom he/she resides, without any responsibility of the Company to see to the application of such payment, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefore.

            5.8 Records, Reporting and Disclosure. The Company shall keep all records necessary for the proper operation of the Plan. Such records shall be made available to each Employee for examination during regular business hours except that an Employee shall examine only such records as pertain exclusively to such examining Employee and to the Plan text. The Company shall prepare and shall file, as required by law or regulation, all reports, forms, documents and other items required by , the Internal Revenue Code, and every other relevant statute, each as amended, and all regulations thereunder, including without limitation, all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable.

            5.9 Lost Payees. A Benefit Allowance shall be deemed forfeited if the Company is unable to locate the terminated Employee to whom a Benefit Allowance is due after using reasonable efforts to locate such Employee. The Benefit Allowance shall be reinstated if application is made by the terminated Employee while this Plan is in operation but in no event more than one year after the Benefit Allowance first became due and payable.

            5.10 Appendices. Subject to the provisions of Section 5.3, from time to time, the Company may elect to append provisions of limited duration to this Plan to govern what the Company determines to be special circumstances. Each such appendix, during the period stipulated therein, shall be deemed a part of this Plan. The rights of such Employee, as stated in such appendix, shall supersede the rights provided under this Plan; however, the benefits provided under such appendix shall not be less than the benefits which exist under this Plan, and there shall be no duplication of benefits.

            5.11 Expenses. All expenses of administering the Plan shall be paid by the Company.


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

            5.12 Gender. Whenever used herein, unless the context otherwise indicates, words in the masculine form shall be deemed to refer to females as well as males.

            5.13 Successors and Assigns. This Plan shall be binding upon the Company, its successors, and assigns including, but not limited to, any person or entity which may acquire forty percent (40%) or more of the stock, assets or earning power of the Company as well as any organization of which the Company may become a part in the event of any merger, consolidation, transfer or acquisition.

            5.14 Titles and Headings. The titles of articles and headings of paragraphs in this Plan are for convenience of reference only and in case of any conflict, the text of the Plan, rather than such titles and headings, shall control.

            5.15 Governing Law. This Plan shall be construed and enforced according to the internal laws of the State of New Jersey, to the extent not preempted by federal law. In the event that any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if said illegal or invalid provision had never been included.

            IN WITNESS WHEREOF, and as evidence of its adoption of this Plan, the Company has caused the same to be executed by its duly authorized officers and its corporate seal to be affixed hereto as of May 13, 1997.


Attest:                                    MONEYGRAM PAYMENT SYSTEMS, INC.


/s/ Andrea Kenyon                          By: /s/ James F. Calvano
----------------------------                  ----------------------------------
         Secretary                            Chairman of the Board of Directors


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                                                                       Exhibit A

                         MONEYGRAM PAYMENT SYSTEMS, INC.
                            EXECUTIVE RETENTION PLAN
                                ELIGIBILITY LIST

POSITION                               BENEFIT ALLOWANCE
--------                               -----------------

Chief Executive Officer                An amount equal to three (3) times the
                                       Employee's Salary

Persons Who Currently Report           An amount equal to two (2) times the
Directly to the CEO and all other      Employee's Salary
Persons who subsequent to the date
hereof report directly to the CEO

Other Persons Designated by the CEO    An amount equal to one (1) times the
                                       Employee's Salary

            Notwithstanding anything in the Plan, Exhibit "A," or in the Acceptance Agreement, in the event the Benefit Allowance payable to an Employee constitutes an excess parachute payment as that term is defined by section 280G of the Internal Revenue Code of 1986, the Benefit Allowance payable to such Employee shall be reduced to the maximum amount that would result in such Benefit Allowance no longer being an excess parachute payment.

                                                                       Exhibit B

                          FORM OF ACCEPTANCE AGREEMENT

            This Acceptance Agreement dated ____________, 199_, between MoneyGram Payment Systems, Inc. ("MoneyGram") and ____________________ ("Employee").

            WHEREAS, Employee is the {insert title - indicate if direct report to CEO} of MoneyGram and MoneyGram considers Employee a valued employee, and

            WHEREAS, Employee has been designated an Employee as defined in
Section 2.5 of the MoneyGram Executive Retention Plan, a copy of which is attached hereto (the "Plan").

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

            1. All terms used herein and not otherwise defined herein shall have the meanings attached to such terms in the Plan.

            2. MoneyGram, by its signature below hereby acknowledges and agrees that Employee is entitled to participate in the Plan and, if Employee is eligible for Benefit Allowance under Article III of the Plan, Employee shall be entitled to a Benefit Allowance of ____ () times the Employee's Salary.

            3. Notwithstanding anything in the Plan, Exhibit "A," or in the Acceptance Agreement, in the event the Benefit Allowance payable to an Employee constitutes an excess parachute payment as that term is defined by Section 280G of the Internal Revenue Code of 1986, the Benefit Allowance payable to such Employee shall be reduced to the maximum amount that would result in such Benefit Allowance no longer being an excess parachute payment.

            4. All terms of this Agreement shall be subject to all of the terms and conditions of the Plan.

            5. Employee accepts his or her rights and benefits under the Plan.

            IN WITNESS THEREOF, the parties have executed this Agreement as of the day and year aforesaid.

                                    MONEYGRAM PAYMENT SYSTEMS, INC.


                                    --------------------------------------------
                                    By:


                                    --------------------------------------------
                                                     Employee

                                    AMENDMENT
                                       TO
                            EXECUTIVE RETENTION PLAN

      The Executive Retention Plan ("Plan") dated May 13, 1997 is amended as follows:

      1.    A new section is added after Section 5.15 as set forth below:

                  "5.16 Arbitration. Any and all controversies, claims or
            disputes arising out of or in any way relating to the Plan shall be resolved by final and binding arbitration in Bergen County, New Jersey (or at request of Employee, Jefferson County, Colorado) before a single abitrator licensed to practice law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after the occurrence of the facts giving rise to any such controversy, claim or dispute. The arbitrator shall decide all issues relating to arbitrability. The arbitrator shall award the prevailing party costs and expenses, including attorney's fees, associated with any such arbitration. If the arbitrator determines that (i) the Company has breached it agreement with the Employee under the Plan, and (ii) the Company was unjustified in failing to make the payments required under the Plan to the Employee, the Company shall pay the Employee, as liquidated damages and not as a penalty, an additional amount equal to ten percent (10%) of the amount involved in the arbitration with respect to the Plan."

      2.    Except as above amended, the Plan remains in full force and effect.

Approved: July 8, 1997

                                   AMENDMENT
                                       TO
                            EXECUTIVE RETENTION PLAN

      The Executive Retention Plan ("Plan") dated May 13, 1997 is amended as follows:

      1. Delete second sentence of Section 2.9 and insert the following:

            If any payment or benefit received or be received by the Employee in connection with a change in control of the Company or termination of the Employee's employment (whether payable pursuant to the terms of this Plan, a stock option plan or any other plan or arrangement with the Company, any person whose actions result in a change in control of the Company, or any person affiliateed with the Company or such person (together with the severance payment, the "total payments") will be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay to the Employee, within 30 days of any payments giving rise to excise tax, an additional amount (the "gross-up payment") such that the net amount retained by the Employee, after deduction of any excise tax on the total payments and any federal and state and local income and employment tax and excise tax on the gross-up payment provided for by this section, will equal the total payments.

            For purposes of determining the amount of the gross-up payment, the Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year that the payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the date of termination or the date that excise tax is withheld by the Company, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes.

            For purposes of determining whether any of the total payments would not be deductible by the Company and would be subject to the excise tax, and the amount of such excise tax, (1) total payments will be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by the Company's independent auditors prior to the change in control and acceptable to the Employee, such total payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and (2) the value of any non-cash benefits or any deferred payment will be determined by the Company's independent auditors in accordance with Sections 280G(d)(3) and
      (4) of the Code.

            If the excise tax is subsequently determined to be less than the amount originally taken into account hereunder, the Employee will repay to the Company, when such reduction in excise tax is finally determined, the portion of the gross-up payment attributable to such reduction plus interest on the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the excise tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the gross-up payment), the Company will make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) when such excess in finally determined.

      2. Except as above amended, the Plan remains in full force and effect.



Approved: July 21, 1997